Exhibit 10.1
OMNIBUS AGREEMENT
BY AND AMONG
QR ENERGY, LP,
QRE GP, LLC
QRE OPERATING, LLC,
QUANTUM RESOURCES A1, LP,
QUANTUM RESOURCES B, LP,
QUANTUM RESOURCES C, LP,
QAB CARRIED WI, LP,
QAC CARRIED WI, LP,
BLACK DIAMOND RESOURCES, LLC,
QA HOLDINGS, LP AND
QA GLOBAL GP, LLC

OMNIBUS AGREEMENT
     THIS OMNIBUS AGREEMENT (“Agreement”) is entered into on, and effective as of, the Closing Date (as defined herein), and is by and among QR ENERGY, LP, a Delaware limited partnership (the “MLP”), QRE GP, LLC, a Delaware limited liability company and the general partner of the MLP (the “General Partner”), QRE OPERATING, LLC, a Delaware limited liability company (“OLLC”), QUANTUM RESOURCES A1, LP, a Delaware limited partnership (“QRA”), QUANTUM RESOURCES B, LP, a Delaware limited partnership (“QRB”), QUANTUM RESOURCES C, LP, a Delaware limited partnership (“QRC”), QAB CARRIED WI, LP, a Delaware limited partnership (“QAB”), QAC CARRIED WI, LP, a Delaware limited partnership (“QAC”), BLACK DIAMOND RESOURCES, LLC, a Delaware limited liability company (“Black Diamond”) and together with QRA, QRB, QRC, QAB and QAC (collectively, the “Fund Group,” and referred to individually as a “Fund Entity”), QA HOLDINGS LP, a Delaware limited partnership (“Holdco”) and QA GLOBAL GP, LLC, a Delaware limited partnership and general partner of each Fund Entity (the “Fund General Partner”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”
RECITALS:
     WHEREAS, on the Closing Date, each Fund Entity will contribute all of its rights, title and interests in certain oil and natural gas properties and related derivative contracts to the MLP (the “Contribution”) in exchange for limited partnership interests in the MLP, cash and other consideration agreed to by the Parties.
     WHEREAS, in connection with the Contribution, the Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in this Agreement, with respect to (1) certain business opportunities of each Fund Entity; (2) right of first offer with respect to certain assets of any Fund Entity; and (3) specified indemnification obligations of each Fund Entity.
     NOW, THEREFORE, in consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
Article I
DEFINITIONS
     1.1 Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:
     “Affiliate” has the meaning given such term in the MLP Agreement.
     “Agreement” means this Omnibus Agreement, as it may be amended, modified or supplemented from time to time in accordance with the terms hereof.
     “Black Diamond” has the meaning given such term in the introduction to this Agreement.

     “Change of Control” means, with respect to the MLP, any of the following events: (a) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the MLP’s assets to any other Person, unless immediately following such sale, lease, exchange or other transfer such assets are owned, directly or indirectly, by the MLP; (b) the dissolution or liquidation of the MLP; (c) the consolidation or merger of the MLP with or into another Person pursuant to a transaction in which the outstanding Voting Securities of the MLP are changed into or exchanged for cash, securities or other property, other than any such transaction where (A) the outstanding Voting Securities of the MLP are changed into or exchanged for Voting Securities of the surviving Person or its parent and (B) the holders of the Voting Securities of the MLP immediately prior to such transaction own, directly or indirectly, not less than a majority of the outstanding Voting Securities of the surviving Person or its parent immediately after such transaction; or (d) a “person” or “group” (within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act), other than any Fund Entity, Holdco, the Fund General Partner or their respective Affiliates, being or becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than fifty percent (50%) of all of the then outstanding Voting Securities of the MLP, except in a merger or consolidation which would not constitute a Change of Control under clause (c) above. “Change of Control” means, with respect to the General Partner, any transaction or series of transactions that result in Toby R. Neugebauer and S. Wil VanLoh, Jr. owning in the aggregate, directly or indirectly, less than a majority of the outstanding Voting Securities in the General Partner, provided, however, that such an event shall not result in a Change of Control if, upon the occurrence of such event, the Fund Group owns at least 50% of the outstanding Voting Securities of the MLP.
     “Closing Date” means the date of the closing of the initial public offering of Common Units.
     “Common Unit” has the meaning given such term in the MLP Agreement.
     “Conflicts Committee” has the meaning given such term in the MLP Agreement.
     “Contribution” has the meaning given such term in the Recitals.
     “Covered Environmental Losses” means Losses by reason of or arising out of:
(a)	with respect to the MLP Assets, any violation or correction of violation of Environmental Law, including the performance of any Environmental Activity; or

(b)	any event, omission, or condition associated with ownership or operation of the MLP Assets (including the exposure to or presence of Hazardous Substances on, under, about or Releasing to or from the MLP Assets or the exposure to or Release of Hazardous Substances arising out of operation of the MLP Assets at non-MLP Asset locations) including (i) the cost and expense of any Environmental Activities and (ii) the cost and expense for any environmental or toxic tort pre-trial, trial or appellate legal or litigation support work;
but only to the extent that such violation described in clause (a) or such events omissions, or conditions described in clause (b) occurred or existed before the Closing Date.

     “Disposing Party” has the meaning given such term in Section 3.1 of this Agreement.
     “Disposing Party Notice” has the meaning given such term in Section 3.1(a) of this Agreement.
     “Environmental Activity” shall mean any investigation, study, assessment, evaluation, sampling, testing, monitoring, containment, removal, disposal, closure, corrective action, remediation (regardless of whether active or passive), natural attenuation, restoration, bioremediation, response, repair, corrective measure, cleanup or abatement that is required or necessary under any applicable Environmental Law, including institutional or engineering controls or participation in a governmental voluntary cleanup program to conduct voluntary investigatory and remedial actions for the clean-up, removal or remediation of Hazardous Substances that exceed actionable levels established pursuant to Environmental Laws, or participation in a supplemental environmental project in partial or whole mitigation of a fine or penalty.
     “Environmental Laws” means all federal, regional, state, and local laws, statutes, rules, regulations, orders, judgments, ordinances, codes, injunctions, decrees, Environmental Permits and other legally enforceable requirements and rules of common law relating to (i) pollution or protection of human health or the environment or natural resources, (ii) any Release or threatened Release of, or any exposure of any Person or property to, any Hazardous Substances or (iii) the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport, arrangement for disposal or transport, or handling of any Hazardous Substances. Without limiting the foregoing, Environmental Laws include the federal Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendments and Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Oil Pollution Act of 1990, the Federal Hazardous Materials Transportation Law, the Occupational Safety and Health Act, the Marine Mammal Protection Act, the Endangered Species Act, the National Environmental Policy Act and other environmental conservation and protection laws, each as amended through the Closing Date.
     “Environmental Permit” means any permit, approval, identification number, license, registration, certification, consent, exemption, variance or other authorization required under or issued pursuant to any applicable Environmental Law.
     “Fund Business Opportunity” means a business opportunity with respect to the acquisition from a third party of any right, title or interest in any upstream oil and natural gas properties and related processing and treatment plants or related equipment or assets; provided that at least seventy percent (70%) of the allocated value (as determined in good faith by the Fund General Partner) of the total assets, properties or business being acquired are attributable to PDP Reserves.
     “Fund Business Opportunity Information” has the meaning given such term in Section 2.1 of this Agreement.
     “Fund Group” has the meaning given such term in the introduction to this Agreement.

     “Fund Entity” has the meaning given such term in the introduction to this Agreement.
     “Fund General Partner” has the meaning given such term in the introduction to this Agreement.
     “Fund Sale Assets” has the meaning given such term in Section 3.1 of this Agreement.
     “Fund Subject Assets” means any right, title or interests in upstream oil and natural gas properties and related processing and treatment plants or related equipment or assets that are at any time after the Closing Date offered for sale by any Fund Entity to any Person if at least seventy percent (70%) of the allocated value (as determined in good faith by the Fund General Partner) of such interests are attributable to PDP Reserves.
     “General Partner” has the meaning given such term in the introduction to this Agreement.
     “Hazardous Substance” means (i) any substance that is designated, defined or classified under any Environmental Law as a hazardous waste, solid waste, hazardous material, pollutant, contaminant or toxic or hazardous substance, or terms of similar meaning, or that is otherwise regulated under any Environmental Law, including any hazardous substance as defined under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, (ii) oil as defined in the Oil Pollution Act of 1990, as amended, including, oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel, jet fuel and other refined petroleum hydrocarbons and petroleum products and (iii) radioactive materials, asbestos containing materials or polychlorinated biphenyls.
     “Holdco” has the meaning given such term in the introduction to this Agreement.
     “Losses” means any and all losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including court costs and reasonable attorneys’ and experts’ fees) of any and every kind or character.
     “Material Losses” has the meaning given such term in Section 4.2(b).
     “MLP” has the meaning given such term in the introduction to this Agreement.
     “MLP Agreement” means the First Amended and Restated Agreement of Limited Partnership of the MLP, dated as of the Closing Date, as such agreement is in effect on the Closing Date, to which reference is hereby made for all purposes of this Agreement. An amendment or modification to the MLP Agreement subsequent to the Closing Date shall be given effect for the purposes of this Agreement; provided, however, if such amendment, in the reasonable discretion of the General Partner (i) would have a material adverse effect on the holders of Common Units; or (ii) materially limit or impair the rights or reduce the obligations of the Parties under this Agreement, then such amendment shall not be given effect for purposes of this Agreement unless it has been approved by the Conflicts Committee.
     “MLP Assets” means the oil and natural gas properties, processing and treatment plants or related equipment or assets, or portions thereof, owned or leased by any member of the MLP Group as of the Closing Date, with the MLP Group owning, as of the Closing Date, (i) a working interest no greater than (unless there is a corresponding increase in net revenue interest), and (ii) a net revenue interest no less than, the respective interests set out in the Reserve Report with respect to each such property.
     “MLP Group” means the MLP, the General Partner and the OLLC.
     “Negotiation Period” has the meaning given such term in Section 3.1(b) of this Agreement.
     “New Fund” has the meaning given such term in Section 2.4 of this Agreement.
     “New Fund Amendment” has the meaning given such term in Section 2.4 of this Agreement.
     “OLLC” has the meaning given such term in the introduction to this Agreement.
     “Party” and “Parties” have the meanings given such terms in the introduction to this Agreement.
     “Person” means an individual, corporation, partnership, joint venture, trust, limited liability company, unincorporated organization or any other entity or governmental agency or authority.
     “PDP Reserves” means the Proved Reserves that are expected to be produced from existing wells with existing equipment and operating methods.
     “Property Contributor Percentage” means (i) with respect to QRA, 91.464282%, (ii) with respect to QRB, 1.64885%, (iii) with respect to QRC, 2.926868%, (iv) with respect to Black Diamond, 3.866618%, (v) with respect to QAB, 0.03365% and (vi) with respect to QAC, 0.059732%.
     “Proved Reserves” has the meaning given to the term “proved oil and gas reserves” in Rule 4-10 of Regulation S-X promulgated under the Securities Act of 1933, as amended.
     “QAB” has the meaning given such term in the introduction to this Agreement.
     “QAC” has the meaning given such term in the introduction to this Agreement.
     “QEP Existing Fund” means all or any of Quantum Energy Partners, LP, Quantum Energy Partners II, LP, Quantum Energy Partners III, LP, Quantum Parallel Partners III, LP, Quantum Energy Partners IV, LP, Quantum Parallel Partners IV, LP, Quantum Energy Partners V, LP, Quantum Parallel Partners V, LP, Quantum Parallel Partners V-B, LP, QPP V SWF Investors, LP, QPP Offshore Partners V, LP, any of their respective affiliated parallel investment vehicles or alternative investment vehicles, and any portfolio investments of any such funds.
     “QEP Fund” means any QEP Existing Fund and any QEP Future Fund.

     “QEP Future Fund” means any partnership or investment fund having investment objectives similar to any QEP Existing Fund and/or being managed by Quantum Energy Partners, LLC or its successor, any of their respective affiliated parallel investment vehicles or alternative investment vehicles, and any portfolio investments of any such funds.
     “QRA” has the meaning given such term in the introduction to this Agreement.
     “QRB” has the meaning given such term in the introduction to this Agreement.
     “QRC” has the meaning given such term in the introduction to this Agreement.
     “Registration Statement” means the Registration Statement on Form S-1, as amended (No. 333-169664), filed with the Securities and Exchange Commission with respect to the initial public offering of Common Units.
     “Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing into the environment.
     “Reserve Report” means the MLP’s estimate of its Proved Reserves as of June 30, 2010 that is based on evaluations prepared by QRM’s internal reservoir engineers and audited by Miller and Lents, Ltd.
     “Subsidiary” has the meaning given such term in the MLP Agreement.
     “Transfer” including the correlative terms “Transferred” or “Transferring” means any direct or indirect transfer, assignment, sale, gift, pledge, hypothecation or other encumbrance, or any other disposition (whether voluntary, involuntary or by operation of law) of any assets, property or rights.
     “Voting Securities” means securities of any class of a Person entitling the holders thereof to vote in the election of members of the board of directors or other similar governing body of the Person.
     1.2 Construction. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include”, “includes”, “including” and words of like import shall be deemed to be followed by the words “without limitation”; and (d) the terms “hereof,” “herein” and “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

Article II
BUSINESS OPPORTUNITIES
     2.1 Fund Business Opportunities. For a period ending on the earlier of (a) the fifth anniversary of the Closing Date and (b) a Change of Control of the MLP or the General Partner, if any Fund Entity is presented with an opportunity to pursue, purchase or invest in any Fund Business Opportunity, such Fund Entity shall give prompt written notice of such Fund Business Opportunity to the General Partner on behalf of the MLP Group. Such notice shall set forth all information available to the Fund Group, including, but not limited to, the identity of the Fund Business Opportunity and its seller, the proposed price, all written information about the Fund Business Opportunity provided to the Fund Group by or on behalf of the seller or marketer of same, as well as any information or analyses compiled by the Fund Group from other sources (such information referred to collectively herein as “Fund Business Opportunity Information”), and shall include an offer from such Fund Entity to the MLP for the MLP to acquire or invest in up to twenty-five percent (25%) (or such greater percentage as shall be specified in the notice solely in the discretion of such Fund Entity) of the Fund Business Opportunity. Such Fund Entity shall continue to provide promptly to the General Partner, on behalf of the MLP Group, any and all Fund Business Opportunity Information subsequently received or generated. Such Fund Entity shall use its reasonable efforts to provide for the disclosure of the Fund Business Opportunities Information to the MLP Group under the terms and conditions of any confidentiality agreement covering such information, and the Parties shall maintain the confidentiality of all such Fund Business Opportunity Information, subject to compliance with applicable law. As soon as practicable, but in all cases within thirty (30) days after receipt of such initial notification and information, the General Partner, on behalf of the MLP Group, shall notify such Fund Entity that either (a) the General Partner, on behalf of the MLP Group, has elected to cause a member of the MLP Group to pursue the opportunity to acquire or invest in up to twenty-five percent (25%) (or, at the election of the MLP, a larger interest if the notice included an offer to the MLP of an interest exceeding twenty-five percent (25%) such greater percentage as shall be specified in the notice) of the Fund Business Opportunity alongside the Fund Group or (b) the General Partner, on behalf of the MLP Group, has elected not to cause a member of the MLP Group to pursue the opportunity to acquire or invest in the Fund Business Opportunity. If the General Partner fails to notify such Fund Entity of its decision within thirty (30) days after receipt of such initial notification and information, the General Partner will be deemed to have, on behalf of the MLP Group, elected not to cause a member of the MLP Group to pursue the opportunity to acquire or invest in the Fund Business Opportunity. If the General Partner, on behalf of the MLP Group, elects not to cause a member of the MLP Group to pursue any such opportunity or is deemed to do so pursuant to this Section 2.1, or at any time after electing to pursue such opportunity the General Partner, on behalf of the MLP Group, abandons such opportunity (as evidenced in writing by the General Partner following the request of such Fund Entity), the Fund Group may pursue such opportunity without the participation of the MLP Group; provided, however, that such opportunity (x) is consummated within 180 days after the General Partner’s receipt of the initial notification and information, and (y) as consummated, is on terms not materially more favorable to the Fund Group than the terms proposed in the initial notification and information. If any such opportunity is not so consummated during such period, then no Fund Entity may consummate such opportunity without complying again in full with the provisions of this Section 2.1.

     2.2 Scope of Prohibition. Except as provided in this Article II, the Parties and their Affiliates shall be free to engage in any business activity whatsoever without the participation of the other, including, without limitation, those that may be in direct competition with the MLP Group or the Fund Group, as the case may be.
     2.3 Enforcement.
          (a) The Parties agree and acknowledge that there is no adequate remedy at law for the breach by the Parties of the covenants and agreements set forth in this Article II, and that any breach by the Parties of the covenants and agreements set forth in Article II would result in irreparable injury. The Parties further agree and acknowledge that any Party to this Agreement may, in addition to the other remedies that may be available hereunder or under applicable law, file a suit in equity to enjoin the violating Party from such breach, and the Parties consent to the issuance of injunctive relief hereunder.
          (b) If any court determines that any provision of this Article II is invalid or unenforceable, the remainder of such provisions shall not thereby be affected and shall be given full effect without regard to the invalid provision. If any court construes any provision of this Article II, or any part thereof, to be unreasonable because of the duration of such provision or the geographic scope thereof, such court shall have the power to reduce the duration or restrict the geographic scope of such provision and to enforce such provision as so reduced or restricted.
     2.4 New Funds; Application to QEP Funds. If the Fund General Partner or any of its Affiliates shall close any new investment fund whose principal investment purpose and scope is to acquire cash-flow producing, mature, onshore oil and natural gas properties in North America (a “New Fund”) within two years of the Closing Date, then such New Fund shall enter into an amendment to this Agreement (a “New Fund Amendment”) providing that the provisions of this Agreement, but not this Section 2.4, shall apply to such New Fund to the same extent as any Fund Entity. For purposes hereof, the close on a New Fund will occur on the date that the New Fund closes on at least the minimum required investment from investors as specified in the offering materials for the New Fund. For the avoidance of doubt, the provisions of this Agreement, including this Section 2.4 shall not apply to any QEP Fund.
Article III
RIGHT OF FIRST OFFER
     3.1 Right of First Offer; Procedures. For a period ending on the earlier of (a) the fifth anniversary of the Closing Date and (b) a Change of Control of the MLP or the General Partner, if any Fund Entity (the “Disposing Party”) desires to sell or otherwise Transfer any Fund Subject Assets, the Disposing Party shall provide the MLP Group a right of first offer to acquire such Fund Subject Assets (the “Fund Sale Assets”) pursuant to the following procedures:
          (a) The Disposing Party shall deliver a written notice (the “Disposing Party Notice”) to the General Partner, on behalf of the MLP Group, that shall describe in reasonable detail the Fund Sale Assets. Except as expressly provided in the Disposing Party Notice, the

Disposing Party Notice shall not constitute an offer to sell the Fund Sale Assets to the MLP Group.
          (b) The General Partner, on behalf of the MLP Group and with the approval of the Conflicts Committee, shall have a period of thirty days or such longer time as agreed by the Conflicts Committee and the Disposing Party (the “Negotiation Period”) from the date of the General Partner’s receipt of the Disposing Party Notice to provide to the Disposing Party the MLP Group’s offer to purchase the Fund Sale Assets on terms approved by the Conflicts Committee.
          (c) If the Disposing Party and the General Partner, on behalf of the MLP Group and with the approval of the Conflicts Committee, agree upon the terms of sale for the Fund Sale Assets prior to the expiration of the Negotiation Period (as same may be extended with the approval of the Disposing Party), such Parties shall enter into definitive documentation to effect such Transfer, which shall be closed within thirty (30) days after the end of the Negotiation Period or such longer period as may be reasonably necessary to complete a unitholder vote by the MLP (if required), to finance the purchase of the Fund Sale Assets (if required), including by means of the issuance of additional Common Units or debt securities, or to obtain any required governmental or other third party consents or approvals.
          (d) If, at the end of the Negotiation Period, the Disposing Party and the General Partner, on behalf of the MLP Group and with the approval of the Conflicts Committee, each acting in good faith, have not agreed upon the terms of sale for the Fund Sale Assets, or if the Transfer is not completed within the period specified in Section 3.1(c), then the Disposing Party may thereafter Transfer the Fund Sale Assets to a third party without further restriction except that, if the Disposing Party elects to consider bids from third parties for the Fund Sale Assets in a formal process, the MLP Group will be permitted to participate in such process, provided that nothing in this Section 3.1(d) will preclude the Disposing Party from dealing solely with independent purchasers outside of any such formal process.
Article IV
PAYMENT; INDEMNIFICATION
     4.1 Title, Tax and Environmental Indemnifications.
          (a) Subject to the provisions of Section 4.2 and Section 4.3, each Fund Entity, severally, in proportion to its respective Property Contributor Percentage, agrees to indemnify, defend and hold harmless the MLP Group from and against:
               (i) any Losses suffered or incurred by the MLP Group by reason or arising out of the failure of the MLP Group to be the owner of valid and indefeasible title, easement rights, leasehold and/or fee ownership interests in and to the lands on which any MLP Assets are located or which constitute any MLP Assets, and such failure deprives the MLP Group from the economic benefits of the MLP Assets or renders the MLP Group liable or unable to use or operate the MLP Assets in substantially the same manner that the MLP Assets (A) were used and operated by the Fund Group (including any Person contributed to the MLP on or prior to the Closing Date) immediately prior to the Closing Date as described in the Registration Statement or (B) are intended to be used by the MLP Group from and after the Closing Date as described in the Registration Statement;
               (ii) any Losses suffered or incurred by the MLP Group by reason of or arising out of any federal, state and local income tax liabilities attributable to the ownership or operation of the MLP Assets prior to the Closing Date, including (A) any such income tax liabilities that may result from the consummation of the formation transactions for the MLP Group occurring on or prior to the Closing Date and (B) any income tax liabilities arising under Treasury Regulation Section 1.1502-6 and any similar provision from state, local or foreign applicable law, by contract, as successor, transferred or otherwise and which income tax is attributable to having been a member of any consolidated, combined or unitary group prior to the Closing Date; and
               (iii) any Covered Environmental Losses suffered or incurred by the MLP Group.
     4.2 Limitations Regarding Indemnification.
          (a) The indemnification obligations of the Fund Group set forth in Section 4.1 shall survive until the first anniversary of the Closing Date in the case of subsections (a)(i) and (a)(iii), and until sixty (60) days after the expiration of any applicable statute of limitations in the case of subsection (a)(ii); provided, however, that any such indemnification obligation shall remain in full force and effect thereafter only with respect to any bona fide claim made thereunder prior to any such expiration and then only for such period as may be necessary for the resolution thereof.
          (b) No claims may be made against the Fund Group for indemnification pursuant to Section 4.1(a)(i) or Section 4.1(a)(iii) unless the aggregate dollar amount of the Material Losses suffered or incurred by the MLP Group exceeds $4,000,000; after such time each Fund Entity shall be liable, severally, in proportion to its respective Property Contributor Percentage, to the extent and only to the extent that such claims exceed $4,000,000. The term “Material Losses” means only those Losses described in Section 4.1(a)(i) or Section 4.1(a)(iii) that exceed seventy-five thousand dollars ($75,000).
     4.3 Indemnification Procedures.
          (a) Each Party seeking indemnification (each, an “Indemnified Party”) pursuant to this Article IV agrees that within a reasonable period of time after it shall become aware of facts giving rise to a claim for indemnification pursuant to this Article IV, it will provide notice thereof in writing to the Parties from whom indemnification is sought pursuant to this Article IV (each, an “Indemnifying Party”) specifying the nature of and specific basis for such claim; provided, however, that no Indemnified Party shall submit claims more frequently than once a calendar quarter (or twice in the case of the last calendar quarter prior to the expiration of the applicable indemnity coverage under this Agreement); provided further, that failure to timely provide such notice shall not affect the right of the Indemnified Party’s indemnification hereunder, except to the extent the Indemnifying Party is materially prejudiced by such delay or omission.

          (b) The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification set forth in this Article IV, including, without limitation, the selection of counsel (provided that such counsel shall be reasonably acceptable to the Indemnified Parties), determination of whether to appeal any decision of any court and the settling of any such matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent (which consent shall not be unreasonably withheld, conditioned or delayed) of the Indemnified Parties unless it includes a full release of the Indemnified Parties and their respective Subsidiaries from such matter or issues, as the case may be.
          (c) The Indemnified Parties agree to cooperate fully with the Indemnifying Parties with respect to all aspects of the defense of any claims covered by the indemnification set forth in Article IV, including, without limitation, the prompt furnishing to the Indemnifying Parties of any correspondence or other notice relating thereto that the Indemnified Parties may receive, permitting the names of the Indemnified Parties to be utilized in connection with such defense, the making available to the Indemnifying Parties of any files, records or other information of the Indemnified Parties that Indemnifying Parties consider relevant to such defense and the making available to Indemnifying Parties of any employees of the Indemnified Parties; provided, however, that in connection therewith Indemnifying Parties agree to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Parties and further agrees to reasonably maintain the confidentiality of all files, records and other information furnished by the Indemnified Parties pursuant to this Section 4.3. In no event shall the obligation of the Indemnified Parties to cooperate with Indemnifying Parties as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Parties an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Article IV; provided, however, that the Indemnified Parties may, at their option, cost and expense, hire and pay for counsel in connection with any such defense. The Indemnifying Parties agree to keep any such counsel hired by the Indemnified Parties reasonably informed as to the status of any such defense, but Indemnifying Parties shall have the right to retain sole control over such defense.
          (d) In determining the amount of any Losses for which the Indemnified Parties are entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by the Indemnified Parties, and such correlative insurance benefit shall be net of any incremental insurance premium that becomes due and payable by the Indemnified Parties as a result of such claim and (ii) all amounts recovered by the Indemnified Parties under contractual indemnities from third parties. The Indemnified Parties hereby agree to use commercially reasonable efforts to realize any applicable insurance proceeds or amounts recoverable under such contractual indemnities; provided, however, that the costs and expenses (including, without limitation, court costs and reasonable attorneys’ fees) of the Indemnified Parties in connection with such efforts shall be promptly reimbursed by the Indemnifying Parties. To the extent that Indemnifying Parties have made any indemnification payment hereunder in respect of a claim for which the Indemnified Parties have asserted a related claim for insurance proceeds or under a contractual indemnity, Indemnifying Parties shall be subrogated to the rights of the Indemnified Parties to receive the proceeds of such insurance or contractual indemnity.

Article V
MISCELLANEOUS
     5.1 Choice of Law; Submission to Jurisdiction. This Agreement shall be subject to and governed by the laws of the State of Delaware. Each Party hereby submits to the jurisdiction of the state and federal courts in the State of Texas and to venue in Houston, Texas.
     5.2 Notice. All notices, requests or consents provided for or permitted to be given pursuant to this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postpaid and registered or certified with return receipt requested or by delivering such notice in person or by telecopier or telegram to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by telegram or telecopier shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 5.2.

To the Fund Group:	QA Global GP, LLC Attn: Legal Department 1401 McKinney Street, Suite 2400 Houston, Texas 77010 Phone: (713) 452-2230 Fax: (713) 452-2231

To the MLP Group:	QRE GP, LLC Attn: Legal Department 1401 McKinney Street, Suite 2400 Houston, Texas 77010 Phone: (713) 452-2230 Fax: (713) 452-2231
     5.3 Entire Agreement. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.
     5.4 Jointly Drafted. This Agreement, and all the provisions of this Agreement, shall be deemed drafted by all of the Parties, and shall not be construed against any Party on the basis of that Party’s role in drafting this Agreement.
     5.5 Effect of Waiver or Consent. No waiver or consent, express or implied, by any Party of or to any breach or default by any Person in the performance by such Person of its obligations hereunder shall be deemed or construed to be a consent or waiver of or to any other breach or default in the performance by such Person of the same or any other obligations of such Person hereunder. Failure on the part of a Party to complain of any act of any Person or to declare any Person in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitations period has run.
     5.6 Amendment or Modification. This Agreement may be amended or modified only (a) pursuant to Section 2.4 or (b) from time to time by the written agreement of the Parties; provided, however, that the MLP may not, without the prior approval of the Conflicts Committee, agree to any amendment or modification of this Agreement that, in the reasonable discretion of the General Partner (i) would have a material adverse effect on the holders of Common Units or (ii) materially limit or impair the rights or reduce the obligations of the Parties under this Agreement. Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.
     5.7 Assignment; No Third-Party Beneficiaries. None of the Parties shall have the right to assign its rights or obligations under this Agreement without the prior written consent of all other Parties. The provisions of this Agreement are enforceable solely by the Parties (including any permitted assignee), but no limited partner or member of any Fund Entity, Holdco, the Fund General Partner or the MLP or other Person shall have the right, separate and apart from the Parties hereto, to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.
     5.8 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.
     5.9 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.
     5.10 Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each Party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.
[Signatures on the following page]

     IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Closing Date.

QR ENERGY, LP

By:	QRE GP, LLC, its general partner

By:	/s/ Alan L. Smith
Name:	Alan L. Smith
Title:	Chief Executive Officer

QRE GP, LLC

By:	/s/ Alan L. Smith
Name:	Alan L. Smith
Title	: Chief Executive Officer

QRE OPERATING, LLC

By:	QR Energy, LP, its sole member
By:	QRE GP, LLC, its general partner

By:	/s/ Alan L. Smith
Name:	Alan L. Smith
Title:	Chief Executive Officer

QUANTUM RESOURCES A1, LP

By:	The Quantum Aspect Partnership, LP, its general partner
By:	QA GP, LLC, its general partner

By:	/s/ Alan L. Smith
Name:	Alan L. Smith
Title:	Chief Executive Officer

QUANTUM RESOURCES B, LP

By:	The Quantum Aspect Partnership, LP, its general partner
By:	QA GP, LLC, its general partner

By:	/s/ Alan L. Smith
Name:	Alan L. Smith
Title:	Chief Executive Officer
[Signature Page to Omnibus Agreement]

QUANTUM RESOURCES C, LP

By:	The Quantum Aspect Partnership, LP, its general partner
By:	QA GP, LLC, its general partner

By:	/s/ Alan L. Smith
Name:	Alan L. Smith
Title:	Chief Executive Officer

QAB CARRIED WI, LP

By:	Black Diamond GP, LLC, its general partner
By:	Black Diamond Resources 2, LLC, its sole member

By:	/s/ Alan L. Smith
Name:	Alan L. Smith
Title:	Chief Executive Officer

QAC CARRIED WI, LP

By:	Black Diamond GP, LLC, its general partner
By:	Black Diamond Resources 2, LLC, its sole member

By:	/s/ Alan L. Smith
Name:	Alan L. Smith
Title:	Chief Executive Officer

BLACK DIAMOND RESOURCES, LLC

By:	/s/ Alan L. Smith
Name:	Alan L. Smith
Title:	Chief Executive Officer

QA HOLDINGS, LP

By:	QA Global GP, LLC, its general partner

By:	/s/ Alan L. Smith
Name:	Alan L. Smith
Title:	Chief Executive Officer
[Signature Page to Omnibus Agreement]

QA GLOBAL GP, LLC

By:	/s/ Alan L. Smith
Name:	Alan L. Smith
Title:	Chief Executive Officer
[Signature Page to Omnibus Agreement]